Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Wednesday, July 31, 2013
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS RECORD SECOND QUARTER RESULTS

NET INCOME SURGES 14 PERCENT

NORTHBROOK, IL — July 31, 2013 — KapStone Paper and Packaging Corporation (NYSE:KS) today reported record results for the second quarter ended June 30, 2013.

•                  Net sales of $326 million up $20 million, or 7 percent, versus prior year

•                  Net income of $21 million up 14 percent versus 2012

•                  Adjusted EBITDA of $56 million up $6 million, or 11 percent, versus prior year

•                  Diluted EPS of $0.44 up $0.05 per share, or 13 percent, versus 2012

•                  Adjusted diluted EPS of $0.48 up $0.06 per share, or 14 percent, versus prior year

Roger W. Stone, Chairman and Chief Executive Officer, stated, “Our mills produced a record 390,000 tons for the quarter. All-time record net sales and adjusted EBITDA were achieved despite the loss of approximately 9,400 production tons and $5.0 million of expense due to our Charleston mill’s tri-annual planned maintenance outage. The increases in net sales and adjusted EBITDA were driven by our all-time record average selling prices for all mill products of $664 per ton which increased by $41 per ton compared to a year ago and $11 per ton compared to the first quarter of 2013, reflecting the impact of the 2012 and April 2013 containerboard price increases.  The April price increase was fully implemented by June and partially realized in the second quarter of 2013.

“In addition to our legacy operations performing very well in the second quarter, we were equally delighted with the performance of Longview which we acquired on July 18, 2013.  Together, KapStone and Longview create an even stronger and more diversified company.”

Second Quarter Operating Highlights

Consolidated net sales of $326 million in the second quarter of 2013 increased by $20 million, or 7 percent, compared to $306 million for the 2012 second quarter. The increase is primarily due to higher average selling prices as the $50 per ton 2012 containerboard price increase was fully realized and the April 2013 $50 per ton containerboard price increase was fully implemented by June. The average mill selling price increased by $41 per ton compared to the second quarter of 2012.

In 2013’s second quarter, 418,000 tons were sold compared to 423,000 tons a year earlier.

Operating income of $35 million for the 2013 second quarter increased by $2 million, or 7 percent, compared to the 2012 second quarter. The improved financial performance primarily reflects benefits from higher selling prices partially offset by the tri-annual Charleston mill outage, inflation on input costs, lower volume, Longview acquisition related charges and the new Aurora manufacturing plant.

Interest expense, net, was $1.9 million for the second quarter of 2013, down $0.4 million from a year ago as a result of lower debt balances and lower interest rates. At June 30, 2013, the interest rate on the majority of the Company’s debt was 1.95 percent.

The effective income tax rate for the 2013 second quarter was 34.5 percent compared to 36.0 percent for the 2012 second quarter. The lower effective income tax rate is due to a higher expected benefit from the domestic manufacturing deduction and lower state income taxes.

Cash Flow and Working Capital

Cash and cash equivalents increased by $0.8 million in the quarter ended June 30, 2013, to $8.4 million reflecting $55.0 million of net cash provided by operating activities, $15.9 million of cash used by investing activities and $38.4 million of cash used by financing activities.

Capital expenditures for the second quarter of 2013 totaled $15.9 million. The Company estimates $93.0 million of capital expenditures for the year.

At June 30, 2013, the Company had approximately $125.0 million of working capital and $133.6 million of revolver borrowing capacity.

Longview Acquisition

In conjunction with our consummation of the Longview acquisition on July 18, 2013, we entered into an Amended and Restated credit agreement with Bank of America, Wells Fargo and Barclays Bank. As we previously reported, the new credit agreement includes an $805.0 million five-year term loan, a $470.0 million seven-year term loan and a $400.0 million revolving credit facility. At closing, we retired our remaining $305.3 million term loan and $13.7 million of revolver borrowings due under our old credit agreement and paid $19.7 million in bank fees.

Conclusion

In summary, Stone commented, “Our legacy KapStone operations are performing very well, and we are now thoroughly engaged in welcoming and integrating Longview into the KapStone family.”

Conference Call

KapStone will host a conference call at 11 a.m. EDT, Thursday, August 1, 2013, to discuss the Company’s financial results for the 2013 second quarter. All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 866.730.5771

International: 857.350.1595

Participant Passcode: 87287078

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of containerboard, unbleached kraft paper products, and corrugated products.   The Company operates four paper mills and 22 converting plants located throughout the United States.  The business employs approximately 4,500 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance. Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company. Management uses EBITDA and Adjusted EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs. Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release. However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions. These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations; (6) the ability to carry out the Company’s strategic initiatives and manage associated costs and (7) the integration of the Longview acquisition. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at http://www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2013	2012	%	2013	2012	%

Net sales	$326,321	$306,259	6.6%	$646,134	$606,102	6.6%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	225,753	213,335	-5.8%	450,699	427,409	-5.4%
Depreciation and amortization	17,253	15,327	-12.6%	34,477	30,503	-13.0%
Freight and distribution expenses	27,849	27,936	0.3%	55,769	53,679	-3.9%
Selling, general and administrative expenses	21,072	17,436	-20.9%	40,200	35,008	-14.8%
Other operating income	196	230	-14.8%	398	428	-7.0%
Operating income	34,590	32,455	6.6%	65,387	59,931	9.1%

Foreign exchange gain / (loss)	89	(508)	117.5%	(222)	(388)	42.8%
Interest expense, net	1,909	2,296	16.9%	3,784	4,669	19.0%
Amortization of debt issuance costs	727	897	19.0%	1,453	1,803	19.4%
Income before provision for income taxes	32,043	28,754	11.4%	59,928	53,071	12.9%
Provision for income taxes	11,052	10,350	-6.8%	20,478	19,104	-7.2%
Net income	$20,991	$18,404	14.1%	$39,450	$33,967	16.1%

Net income per share:
Basic	$0.44	$0.39		$0.83	$0.73
Diluted	$0.44	$0.39		$0.82	$0.71

Weighted-average number of shares outstanding:
Basic	47,550,426	46,620,354		47,516,218	46,555,990
Diluted	48,217,835	47,744,589		48,222,022	47,792,980

Effective income tax rate	34.5%	36.0%		34.2%	36.0%

Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):

Net income (GAAP)	$20,991	$18,404	14.1%	$39,450	$33,967	16.1%
Interest expense, net	1,909	2,296	16.9%	3,784	4,669	19.0%
Amortization of debt issuance costs	727	897	19.0%	1,453	1,803	19.4%
Provision for income taxes	11,052	10,350	-6.8%	20,478	19,104	-7.2%
Depreciation and amortization	17,253	15,327	-12.6%	34,477	30,503	-13.0%
EBITDA (Non-GAAP)	$51,932	$47,274	9.9%	$99,642	$90,046	10.7%

Acquisition, start up and other expenses	2,673	1,382	-93.4%	3,284	2,605	-26.1%
Stock-based compensation expense	954	1,264	24.5%	3,299	3,577	7.8%
Adjusted EBITDA (Non-GAAP)	$55,559	$49,920	11.3%	$106,225	$96,228	10.4%

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$20,991	$18,404		$39,450	$33,967
Acquisition, start up and other expenses	1,751	885		2,151	1,667
Stock-based compensation expense	625	809		2,161	2,289
Adjusted Net Income (Non-GAAP)	$23,367	$20,098		$43,762	$37,923

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.44	$0.39		$0.83	$0.73
Acquisition, start up and other expenses	0.04	0.02		0.04	0.04
Stock-based compensation expense	0.01	0.02		0.05	0.05
Adjusted Basic EPS (Non-GAAP)	$0.49	$0.43		$0.92	$0.82

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.44	$0.39		$0.82	$0.71
Acquisition, start up and other expenses	0.03	0.02		0.04	0.03
Stock-based compensation expense	0.01	0.01		0.05	0.05
Adjusted Diluted EPS (Non-GAAP)	$0.48	$0.42		$0.91	$0.79

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,404	$16,488
Trade accounts receivable, net of allowances	139,272	111,592
Other receivables	6,189	10,061
Inventories	114,065	113,511
Prepaid expenses and other current assets	7,361	9,808
Deferred income taxes	5,732	5,864
Total current assets	281,023	267,324

Plant, property and equipment, net	577,718	576,115
Other assets	4,450	4,412
Intangible assets, net	52,741	57,027
Goodwill	226,289	226,289
Total assets	$1,142,221	$1,131,167

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,313	$—
Short-term borrowings	13,700	63,500
Other current borrowings	1,703	—
Accounts payable	81,470	89,638
Accrued expenses	31,179	25,032
Accrued compensation costs	20,874	20,421
Accrued income taxes	1,812	—
Total current liabilities	156,051	198,591

Long-term debt, net of current portion	290,323	294,310
Pension and post-retirement benefits	13,820	13,193
Deferred income taxes	108,068	96,459
Other liabilities	11,134	10,666
Total other liabilities	423,345	414,628

Stockholders’ equity:
Common stock $0.0001 par value	5	5
Additional paid-in capital	241,386	236,034
Retained earnings	324,461	285,011
Accumulated other comprehensive loss	(3,027)	(3,102)
Total stockholders’ equity	562,825	517,948
Total liabilities and stockholders’ equity	$1,142,221	$1,131,167

KapStone Paper and Packaging Corporation

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating activities:
Net income	$20,991	$18,404	$39,450	$33,967
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,253	15,327	34,477	30,503
Stock-based compensation expense	954	1,264	3,299	3,577
Excess tax benefits from stock-based compensation	(1,344)	(1,051)	(1,730)	(1,496)
Amortization of debt issuance costs	727	897	1,453	1,803
Loss on disposal of fixed assets	124	523	142	591
Deferred income taxes	8,520	8,526	13,426	14,728
Changes in operating assets and liabilities	7,810	13,319	(19,845)	(6,673)
Net cash provided by operating activities	$55,035	$57,209	$70,672	$77,000

Investing activities:
USC acquisition	—	—	—	(314)
Capital expenditures	(15,881)	(16,549)	(32,713)	(27,454)
Net cash used in investing activities	$(15,881)	$(16,549)	$(32,713)	$(27,768)

Financing activities:
Proceeds from revolving credit facility	$41,900	$1,400	$91,400	$39,400
Repayments on revolving credit facility	(80,400)	(1,400)	(141,200)	(39,400)
Repayments of long-term debt	—	(50,000)	—	(50,000)
Proceeds from other current borrowings	—	—	3,731	3,398
Repayments of other current borrowings	(1,016)	(925)	(2,028)	(1,846)
Payment of withholding taxes on stock awards	(848)	(1,179)	(860)	(1,179)
Proceeds from exercises of stock options	652	55	1,014	475
Excess tax benefits from stock-based compensation	1,344	1,051	1,730	1,496
Proceeds from issuance of shares to ESPP	—	—	170	90
Loan amendment costs	—	(45)	—	(45)
Net cash provided by (used in) financing activities	$(38,368)	$(51,043)	$(46,043)	$(47,611)

Net increase / (decrease) in cash and cash equivalents	786	(10,383)	(8,084)	1,621
Cash and cash equivalents-beginning of period	7,618	20,066	16,488	8,062
Cash and cash equivalents-end of period	$8,404	$9,683	$8,404	$9,683